As filed with the Securities and Exchange Commission on September 9, 2004
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Pioneer Companies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	06-1215192
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

700 Louisiana Street, Suite 4300

Houston, Texas 77002
(713) 570-3200
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Kent R. Stephenson

Vice President, General Counsel and Secretary
Pioneer Companies, Inc.
700 Louisiana Street, Suite 4300
Houston, Texas 77002
(713) 570-3200
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

J. David Kirkland, Jr.

Baker Botts L.L.P.
One Shell Plaza
910 Louisiana
Houston, Texas 77002
(713) 229-1101

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Proposed Maximum
Title of Each Class of	Aggregate Offering	Amount of
Securities to be Registered	Price(1)(2)	Registration Fee

Senior Debt Securities and Subordinated Debt Securities	—	—
Common Stock, par value $.01 per share	—	—
Preferred Stock, par value $.01 per share	—	—
Warrants	—	—
Total	$100,000,000	$12,670

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act and exclusive of accrued interest, distributions and dividends, if any. In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $100,000,000 or the equivalent thereof in foreign currencies, foreign currency units or composite currencies. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2)	There is being registered hereunder such indeterminate number or amount of senior and subordinated debt securities, common stock, preferred stock and warrants as may from time to time be issued upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including under any applicable antidilution provisions.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 9, 2004

PROSPECTUS

Pioneer Companies, Inc.

$100,000,000

Senior Debt Securities

Subordinated Debt Securities
Common Stock
Preferred Stock
Warrants

        We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. Pioneer common stock is quoted on the OTC Bulletin Board under the symbol “PONR.”

       You should carefully consider each of the risk factors described under “Risk Factors” beginning on page 1 of this prospectus.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                               .

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission using a “shelf” registration process. Using this process, we may offer any combination of the securities described in this prospectus in one or more offerings with a total initial offering price of up to $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

i

ABOUT PIONEER COMPANIES, INC.

      Pioneer Companies, Inc. and its subsidiaries have manufactured and marketed chlorine, caustic soda and related products in North America since 1988. We conduct our primary business through our operating subsidiaries: PCI Chemicals Canada Company (which we refer to as PCI Canada) and Pioneer Americas LLC (which we refer to as Pioneer Americas). Our principal executive offices are located at 700 Louisiana Street, Suite 4300, Houston, Texas 77002, and our telephone number at that location is (713) 570-3200.

RISK FACTORS

      The following should be considered carefully with the information provided elsewhere in this prospectus, the accompanying prospectus supplement and the documents we incorporate by reference in reaching a decision regarding an investment in the securities.

Our operating results could be negatively affected during economic downturns and by declines in average selling prices.

      The businesses of most of our customers are, to varying degrees, cyclical and have historically experienced periodic downturns. These economic and industry downturns have been characterized by diminished product demand, excess manufacturing capacity and, in most cases, lower average selling prices. Therefore, any significant downturn in our customers’ markets or in global economic conditions could result in a reduction in demand for our products and could adversely affect our results of operations and financial condition. As a result of the depressed economic conditions beginning in the fourth quarter of 2000 and continuing throughout 2001 and into 2002, our vinyls, urethanes and pulp and paper customers had lower demand for our chlor-alkali products, although demand from the vinyl and urethane industries increased during the latter half of 2002. There was strong demand for chlorine in the first quarter of 2003, principally from the vinyls sector, but later in the year caustic soda demand weakened, and it continued to weaken in the first quarter of 2004. Since the first quarter of 2004 through the date of this prospectus, demand for both caustic soda and chlorine has strengthened. However, any decline in domestic economic conditions could materially adversely affect demand for our products in the future.

      Although we sell only a small percentage of our products directly to customers abroad, a large part of our financial performance is dependent upon economies beyond the United States and Canada. Our customers sell a portion of their products abroad and we import caustic soda from overseas for sales to domestic customers. As a result, our business is affected by general economic conditions and other factors beyond the United States and Canada, including fluctuations in interest rates, market demand, labor costs, energy costs and other factors beyond our control. The demand for our customers’ products, and therefore, our products, as well as the domestic supply of caustic soda, is directly affected by such fluctuations. Our historical operating results reflect the cyclical nature of the chemical industry. As discussed above, we experience cycles of fluctuating supply and demand in our chlor-alkali products business, which results in changes in selling prices. Periods of high demand, tight supply and increasing operating margins tend to result in increased capacity and production until supply exceeds demand, generally followed by periods of oversupply and declining prices. As the U.S. and world economies deteriorated in 2001 and early 2002, the chlor-alkali industry experienced a period of oversupply because of lower industry demand for both chlorine and caustic soda. That in turn led to a reduction in industry capacity, including the termination of production at our own Tacoma chlor-alkali facility. Beginning in mid-2002, a combination of higher demand and reduced industry capacity resulted in increases in the price of an electrochemical unit (which we refer to as an ECU, consisting of 1.1 tons of caustic soda and 1 ton of chlorine). Demand for both chlorine and caustic soda was strong in the first quarter of 2003. Strong demand for chlorine in the first quarter of 2003, principally from the vinyls sector, coupled with lower industry profitability due to high energy costs, led to price increases for both chlorine and caustic soda effective on April 1, 2003. These increases yielded a three-year high ECU netback in the second quarter of 2003. No further price increases were implemented in 2003 and the average ECU netback declined in the third quarter of 2003, and further eroded to $366 in the fourth quarter of 2003, as caustic soda prices declined because of soft demand and seasonal plant shutdowns and curtailed production at some of our major customers. Our ECU netback declined further in the first quarter of 2004, to $339. Strong demand for both products has resulted in price increases in 2004, and our ECU netback was $354 for the second quarter of 2004.

      When demand for chlorine is high and the industry operating capacity increases as a result, an increase in the supply of both chlorine and caustic soda occurs since chlorine and caustic soda are produced in a fixed ratio. In that event the price of caustic soda may be depressed if there is insufficient demand for the increased supply. This imbalance may have the short-term effect of limiting our operating profits as improving margins in chlorine may be offset by declining margins in caustic soda. When demand for chlorine declines to a level below plant operational capacity and available storage is filled, production operations must be curtailed, even if demand for caustic soda has increased. This imbalance may also have the short-term effect of limiting our operating profits as improving margins in caustic soda may be offset by both declining margins in chlorine and the reduced production of both products. When substantial imbalances occur, we will often be forced to reduce prices or take actions that could have a material adverse effect on our results of operations and financial condition.

      Most of our customers consider price one of the most significant factors when choosing among the various suppliers of chlor-alkali products. We have limited ability to influence prices in this large commodity market. Decreases in the average selling prices of our products could have a material adverse effect on our profitability. While we strive to maintain or increase our profitability by reducing costs through improving production efficiency, emphasizing higher margin products, and controlling selling and administration expenses, these efforts are usually not sufficient to offset fully the effect of declining ECU prices on operating results.

      Because of the cyclical nature of our business, our pricing or profitability in the future may not be comparable to any particular historical period. The chlor-alkali industry may experience adverse trends in the future and our operating results or financial condition may be materially adversely affected by them.

Higher energy prices can impair our ability to produce chlor-alkali products economically and adversely impact our results of operations.

      Energy costs comprise the largest component of the raw material costs associated with producing chlor-alkali products. As a result, and because we have limited ability to influence pricing, increases in the cost of energy can materially adversely affect our results of operations and may cause our production of chlor-alkali products to become uneconomical. Increases in natural gas prices increase our cost of operations at our facilities that procure their power from sources that rely on natural gas to generate power. As a result of our settlement of a dispute with the Colorado River Commission of Nevada, which we refer to as CRC, the power requirements of our Henderson facility are now primarily based on market rates (rather than the below-market rates under the contracts that were assigned to the Southern Nevada Water Authority pursuant to our settlement with CRC) and supplied from sources that rely on natural gas to generate power, rather than hydropower. Natural gas-based power has generally been more costly than hydropower and has experienced greater price volatility than hydropower. The current contract with CRC terminates in 2006, and, in the absence of an extension of the term, it will be necessary to seek an alternative arrangement for the purchase of power for our Henderson facility. Any such arrangement might involve greater costs.

      To the extent our competitors are able to secure less expensive power than we are due to their geographic location or otherwise, we may be at a competitive disadvantage. We are unable to predict the future impact that energy prices may have on the results of our operations.

The restrictive terms of our indebtedness may limit our ability to grow and compete.

      Our operating flexibility is limited by covenants contained in our debt instruments, including our Senior Secured Floating Rate Guaranteed Notes due December 2006 (the “Senior Guaranteed Notes”), Senior Floating Rate Term Notes due December 2006 (the “Senior Floating Notes”), 10% Senior

Secured Guaranteed Notes due December 2008 (the “10% Senior Secured Notes” and together with the Senior Guaranteed Notes and Senior Floating Notes, the “Senior Notes”) and Revolving Credit Facility (the “Revolver”), that limit our ability to incur additional indebtedness, prepay or modify debt instruments, create additional liens upon assets, guarantee any obligations, sell assets and make dividend payments. The covenants contained in our debt instruments could limit our ability to grow and compete. The sale of certain securities hereunder may be undertaken in accordance with the limitations of such covenants.

      Our Revolver requires us to generate a specified amount of net earnings before extraordinary gains, the effects of the derivative instruments excluding derivative expenses paid by us, interest, income taxes, depreciation and amortization (referred to as “Lender-Defined EBITDA”). We may not generate the necessary level of Lender-Defined EBITDA, and our failure to do so would constitute a default under the Revolver, unless the lender agrees to waive the default. A default, if not waived, would have a material adverse effect on our business, financial condition and results of operations. A default under our Revolver, which would also constitute a default under our Senior Notes, would give the lender under the Revolver and the holders of the Senior Notes the right to accelerate all indebtedness outstanding thereunder. This would cause us to suffer a rapid loss of liquidity and we would lose the ability to operate on a day-to-day basis. In addition, the lender under our Revolver may refuse to make further advances if a material adverse change in our business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) has occurred.

      Our Senior Guaranteed Notes and Senior Floating Notes provide that, within 60 days after each calendar quarter through 2006, Pioneer Americas is required to redeem and prepay the greater of (a) an amount determined on the basis of Pioneer Americas’ net income before extraordinary items, net other income, interest, income taxes, depreciation and amortization (“Tranche A Notes EBITDA”), and (b) an amount determined on the basis of the Company’s excess cash flow and average liquidity, as defined. With respect to Tranche A Notes EBITDA, the amount that is to be redeemed and prepaid is (i) $2.5 million of Senior Guaranteed Notes and Senior Floating Notes (collectively, the “Tranche A Notes”) if Tranche A Notes EBITDA for such calendar quarter is $20 million or more but less than $25 million, (ii) $5 million of Tranche A Notes if Tranche A Notes EBITDA for such calendar quarter is $25 million or more but less than $30 million and (iii) $7.5 million of Tranche A Notes if Tranche A Notes EBITDA for such calendar quarter is $30 million or more, in each case plus accrued and unpaid interest to the redemption date. If the Company’s excess cash flow for specified periods, when multiplied by a percentage determined by reference to its average liquidity, is greater than the applicable principal amount above, then we must redeem the greater principal amount of Tranche A Notes. As a consequence of these redemption requirements, we will not be able to apply any significant amount of our income from operations to the expansion of our business or otherwise until we have redeemed the Tranche A Notes. In addition, we may be required to redeem some or all of the Tranche A Notes as a result of non-cash transactions.

      We cannot refinance the outstanding aggregate principal amount of 10% Senior Secured Notes before December 31, 2005. In order to refinance the indebtedness, we would be required to pay a 5% redemption premium for any refinancing during 2006 and a 2.5% redemption premium for any refinancing during 2007.

Our ability to generate cash depends on many factors beyond our control. We may not be able to generate sufficient cash to fully service our debt, which may require us to refinance our indebtedness on less favorable terms or default on our scheduled debt payments.

      Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt depends on a range of economic, competitive and business factors, many of which are outside our control. Our business may not generate sufficient cash flow from operations to make such scheduled payments. If we are unable to meet our expenses and debt obligations, we may need to refinance all or a portion of our indebtedness, sell assets or raise equity.

      As of June 30, 2004, we had approximately $214 million of indebtedness under various loan agreements, including the Revolver, which expires in December 2006, the Tranche A Notes due in

December 2006 and the 10% Senior Secured Notes due in December 2008. As of June 30, 2004, our borrowings under our $30 million Revolver were $16.4 million. To the extent that we continue to need access to this amount of committed credit, it will be necessary to extend or replace our Revolver on or before its expiration in 2006. We do not anticipate that the cash that we will generate from our operations will be sufficient to repay the Revolver and the Tranche A Notes when they are due in December 2006, or the 10% Senior Secured Notes when they are due in December 2008. In such events, it would be necessary to repay the indebtedness with the proceeds of new borrowings, the sale of newly-issued shares of preferred or common stock, or the sale of assets. The terms of any new borrowings could impose significant additional burdens on our financial condition and operating flexibility, and the issuance of new equity securities could dilute the interests of our existing stockholders.

      The success of our future financing efforts may depend on many factors, including but not limited to:

•	The current and future outlook for the chlor-alkali business;

•	general economic and capital market conditions;

•	credit availability from banks and other financial institutions;

•	investor confidence in us and the market in which we operate;

•	market expectations regarding our future earnings and probable cash flows;

•	market perceptions of our ability to access capital markets on reasonable terms; and

•	provisions of relevant tax and securities laws.

      We may not be able to refinance any of our indebtedness, raise equity on commercially reasonable terms or at all, or sell assets, and such inability could cause us to default on our obligations and impair our liquidity. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have a material adverse effect on our business, financial condition and results of operations. Under those circumstances, we would have to take appropriate action including restructuring or reorganizing all or a portion of our indebtedness, deferring payments on our debt, selling assets, incurring additional debt or issuing additional equity or taking other actions, including seeking protection under Chapter 11 of the U.S. Bankruptcy Code and under Canada’s Companies Creditors’ Arrangement Act.

We have a substantial amount of indebtedness which has been issued by our subsidiaries and which will generally have a senior position to the claims of the holders of any debt securities that we may issue under this prospectus.

      As of June 30, 2004, we had approximately $214 million of indebtedness under various loan agreements, including the Revolver, which expires in December 2006, the Tranche A Notes due in December 2006 and the 10% Senior Secured Notes due in December 2008. Substantially all of this indebtedness is guaranteed by us and each of our subsidiaries and is secured by substantially all of our assets. The debt securities that we may issue under this prospectus are not secured by any of our assets and are not guaranteed by any of our subsidiaries and thus the holders of the debt securities we issue under this prospectus will generally have a junior position with respect to such indebtedness.

We face industry credit risks from concentration of customer base.

      A significant portion of our revenues is generated by sales of products for use in the pulp and paper and urethane industries. Poor economic conditions affecting either of those industries could adversely affect our customers in that industry and could therefore affect the collectibility of amounts due and reduce future demand for our products from such customers. As a result, there could be a material adverse effect on our financial condition, results of operations or cash flows.

Future uncertainty regarding our financial condition could adversely impact our relationship with our trade creditors and our customers.

      Future market conditions and other business factors, including any uncertainties with respect to our future financial condition could cause our suppliers and customers to do business with us only on terms that are more burdensome than those that characterize our current relationship, or they may decide to reduce or curtail our current business relationship with them. As a result, we could face liquidity issues that could adversely affect our financial condition and results of operations. There can be no assurances with respect to any actions that our trade creditors, competitors or customers might take in this regard.

We face competition from other chemical companies, which could adversely affect our revenues and financial condition.

      The chlor-alkali industry in which we operate is highly competitive. We encounter competition in price, delivery, service, performance, and product recognition and quality, depending on the product involved. Many of our competitors are significantly larger, with greater financial resources and lower debt-to-equity ratios than we have, and some of our competitors have chlor-alkali manufacturing facilities that are larger and more cost-effective than ours are. Among our competitors are two of the world’s largest chemical companies, Dow Chemical Company and Occidental Chemical Corporation. Because of their greater financial resources and manufacturing economies of scale, these companies may be better able to withstand severe price competition and volatile market conditions. In difficult markets, our competitive position could be adversely affected, and accordingly our business, financial condition and results of operations could be materially adversely affected.

We have ongoing environmental costs, which could have a material adverse effect on our financial condition.

      The nature of our operations and products and the raw materials that we handle exposes us to a risk of liabilities or claims with respect to environmental matters. We have incurred and will continue to incur significant costs and capital expenditures in complying with these environmental laws and regulations.

      The ultimate costs and timing of environmental liabilities are difficult to predict. Liability under environmental laws relating to contaminated sites can be imposed retroactively and on a joint and several basis. One liable party could be held responsible for all costs at a site, regardless of fault, percentage of contribution to the site or the legality of the original disposal. We could incur significant costs, including cleanup costs, natural resources damages, civil or criminal fines and sanctions and third-party claims, as a result of past or future violations of, or liabilities under, environmental laws. In addition, future events, such as changes to or more rigorous enforcement of environmental laws, could require us to make additional expenditures, modify or curtail our operations or install pollution control equipment.

      We are entitled to be indemnified to various degrees by various third parties for particular environmental costs and liabilities associated with real property sold to us by those third parties. We could incur significant costs upon the inadequacy of the coverage limits or termination of one or more of these indemnification agreements, or if an indemnifying party is unable or unwilling to fulfill its obligation to indemnify us.

Our facilities are subject to operating hazards, which may disrupt our business.

      We are dependent upon the continued safe operation of our production facilities. Our production facilities are subject to hazards associated with the manufacture, handling, storage and transportation of chemical materials and products, including leaks and ruptures, chemical spills or releases, pollution, explosions, fires, inclement weather, natural disasters, unscheduled downtime and environmental hazards. From time to time in the past, incidents have occurred at our plants, including particularly hazardous chlorine releases, that have temporarily shut down or otherwise disrupted our manufacturing, causing production delays and resulting in liability for injuries. We believe our operating and safety procedures are consistent in all material respects with those established by the chemical industry as well as those recommended or required by federal, state and local governmental authorities. However, we may experience these types of incidents in the future and these incidents could result in production delays or otherwise have a material adverse effect on our business, financial condition or results of operations.

      We maintain general liability insurance and property and business interruption insurance with coverage limits we believe are appropriate. However, because of the nature of industry hazards, liabilities for pollution and other damages arising from a major occurrence may exceed insurance coverage or policy limits and adequate insurance may not be available at reasonable rates in the future.

Our executive officers and other key personnel are critical to our business, and they may not remain with us in the future, which could hurt our business.

      Our success will depend to a significant extent on the continued service of our executive officers and other key employees. If we lose the services of one or more of our executives or key employees, our business and ability to implement our business objectives successfully could be harmed, particularly if one or more of our executives or key employees decided to join a competitor or otherwise compete directly with us.

Labor disputes under our collective bargaining agreements may disrupt our business.

      Many of our employees are employed under the terms of collective bargaining agreements. In the future we could be involved in labor disputes that could lead to strikes or work stoppages, and the resulting production delays could have a material adverse effect on our business, financial condition or results of operations.

The production and shipping of our products may be disrupted by various events.

      We ship a large portion of the hazardous chemicals that we produce by railcar, and the rail transportation system in the United States and Canada is subject to various hazards that are beyond our control, such as derailments, weather-related delays or disruptions resulting from labor disputes. The U.S. transportation system is currently the subject of intensified examination as a result of the risk of terrorist activities, and procedures that may be adopted to deal with that risk may make the distribution of our products more difficult and expensive. The implementation of any such procedures could have a material adverse effect on our business, financial condition or results of operations. In addition, the rail transportation system in the United States is currently experiencing a shortage of capacity in conjunction with an increase in demand. If such shortages of capacity or increases in demand occur or continue to occur in the future, the production and shipping of our products may be delayed and such delay may adversely affect our business.

      Since September 11, 2001, the chemical industry has responded to the issues surrounding the terrorist attacks by starting new initiatives relating to the security of chemical industry facilities. Chemical manufacturing facilities may be at a greater risk of future terrorist attacks, as compared to many other potential targets in the United States. Additionally, federal, state and local governments have begun a regulatory process that could lead to new regulations impacting the security of chemical industry facilities. Our business or our customers’ businesses could be adversely affected due to the cost of complying with new regulations.

We are exposed to the financial effects of currency translation.

      A portion of our sales and expenditures are denominated in Canadian dollars, and accordingly, our results of operations and cash flows are affected by fluctuations in the exchange rate between the U.S. dollar and the Canadian dollar. Future changes in the relative value of the U.S. dollar against the Canadian dollar will impact our results of operations.

Availability of our operating loss carryforward may be limited by the Internal Revenue Code.

      We have net operating loss carryforwards (“NOLs”) for income tax reporting purposes, which may be available for offset against any future federal taxable income generated during the carryforward period. As the result of our emergence from bankruptcy and certain changes in the ownership of Pioneer, the utilization of pre-emergence NOLs is subject to limitation under the Internal Revenue Code and will be substantially restricted. In addition, while post-emergence NOLs are not subject to limitation, the future realization of such NOLs depends on our ability to generate sufficient taxable income within the carryforward periods. The limitation on NOL utilization may adversely affect our after-tax cash flow in future periods.

We are dependent upon a limited number of key suppliers.

      The production of chlor-alkali products principally requires electricity, salt and water as raw materials, and if the supply of such materials were limited or a significant supplier failed to meet its obligations under our current supply arrangements, we could be forced to incur increased costs which could have a material adverse effect on our financial condition, results of operations or cash flows.

WHERE YOU CAN FIND MORE INFORMATION

      Pioneer files annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at l-800-SEC-0330. The SEC also maintains an Internet site that contains information Pioneer has filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

      Our homepage on the Internet’s World Wide Web is located at http://www.piona.com. Our annual reports on Form 10-K and our quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC are available, free of charge, through our website, as soon as reasonably practicable after those reports or filings are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.

      This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

      The SEC allows us to “incorporate by reference” the information Pioneer has filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that Pioneer files with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings Pioneer makes with the SEC under Sections l3(a), l3(c), 14 or l5(d) of the Exchange Act after the date of this prospectus and until all the offered securities are sold. The documents we incorporate by reference are:

•	Pioneer’s Annual Report on Form l0-K for the year ended December 31, 2003, as filed with the SEC on March 30, 2004;

•	Pioneer’s Quarterly Reports on Form l0-Q for the quarters ended March 31, 2004 and June 30, 2004, as filed with the SEC on May 13, 2004 and August 16, 2004, respectively;

•	Pioneer’s Current Reports on Form 8-K as filed with the SEC on March 24, 2004 and June 25, 2004; and

•	The description of Pioneer common stock contained in Pioneer’s Registration Statement on Form 8-A as filed with the SEC on June 16, 2003, and as such Registration Statement may be amended from time to time for the purpose of updating, changing or modifying the description of Pioneer common stock.

      All filings filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement shall also be deemed to be incorporated by reference into this prospectus.

      You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning the Secretary of Pioneer, at our principal executive offices located at 700 Louisiana Street, Suite 4300, Houston, Texas 77002; telephone number (713) 570-3200.

      You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement and any pricing supplement. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, the prospectus supplement or any pricing supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus, the prospectus supplement and any pricing supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

FORWARD-LOOKING INFORMATION

      This document and the documents incorporated by reference in this prospectus contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include the information concerning possible or assumed future results of operations of Pioneer, including projections and estimates concerning the timing and success of specific projects and our future prices, liquidity, backlog, revenue, income, cash flows and capital spending.

      Forward-looking statements in this prospectus or in the documents incorporated by reference in this prospectus are identifiable by use of the following words and other similar expressions, among others:

• “anticipate,”	• “may,”
• “believe,”	• “might,”
• “budgeted,”	• “plan,”
• “could,”	• “potential,”
• “estimate,”	• “predict,”
• “expect,”	• “goal,”
• “forecast,”	• “project” and
• “intend,”	• “should.”

      The following factors could affect the future results of our operations, and could cause those results to differ materially from those expressed in the forward-looking statements included in this document or incorporated by reference:

•	general economic, business and market conditions, including economic instability or a downturn in the markets served by us;

•	the cyclical nature of our product markets and operating results;

•	competitive pressures affecting selling prices and volumes;

•	the supply/demand balance for our products, including the impact of industry capacity;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of production hazards;

•	failure to comply with financial covenants contained in our debt instruments;

•	inability to make scheduled payments on or refinance our indebtedness;

•	loss of key customers or suppliers;

•	increased prices for raw materials, including electricity;

•	disruption of transportation or higher than expected transportation or logistics costs;

•	environmental costs and other expenditures in excess of those projected;

•	changes in laws and regulations inside or outside the United States;

•	uncertainty with respect to interest rates and fluctuations in currency exchange rates;

•	the outcome of the operational efficiency project that we began implementing in the first quarter of 2004; and

•	the occurrence of extraordinary events, such as the attacks on the World Trade Center and the Pentagon that occurred on September 11, 2001, or the war in Iraq.

      The above factors are in addition to those factors discussed in this prospectus under “Risk Factors” and in the documents that we include in or incorporate by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and our subsequent SEC filings. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements.

USE OF PROCEEDS

      Unless we inform you otherwise in the prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including without limitation repayment of debt and redemptions or repurchases of debt securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratios of earnings to fixed charges for the periods shown. You should read these ratios of earnings to fixed charges in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference into this prospectus.

	Successor Company				Predecessor Company

	Six Months Ended
	June 30,	Year Ended December 31,

	2004	2003		2002	2001		2000	1999

Ratios of Earnings to Fixed Charges	*	1.63	x	*	4.76	x	*	*

*	Our earnings were insufficient to cover our fixed charges by $10.3 million, $5.5 million, $64.5 million and $76.6 million in the six months ended June 30, 2004, and in 2002, 2000 and 1999, respectively.

      The ratios were computed by dividing earnings by fixed charges. For this purpose, “earnings” represent the sum of (a) pre-tax income (loss) from continuing operations, plus (b) fixed charges, plus (c) amortization of capitalized interest. “Fixed charges” represent the sum of (a) interest expensed and capitalized, (b) amortized discounts and capitalized expenses related to indebtedness, and (c) an estimate of the interest within rental expense.

DESCRIPTION OF THE DEBT SECURITIES

      The debt securities of Pioneer covered by this prospectus will be Pioneer’s general unsecured obligations. Pioneer will issue senior debt securities on a senior unsecured basis under one or more separate indentures between us and a trustee that we will name in the prospectus supplement. We refer to any such indenture as a senior indenture. Pioneer will issue subordinated debt securities under one or more separate indentures between us and a trustee that we will name in the prospectus supplement. We refer to any such indenture as a subordinated indenture. We refer to the senior indentures and the subordinated indentures collectively as the indentures. The indentures will be substantially identical, except for provisions relating to subordination. The senior debt securities will constitute senior debt and will rank equally with all of Pioneer’s unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to, and thus have a junior position to, the senior debt of Pioneer (as defined with respect to the series of subordinated debt securities) and may rank equally with or senior or junior to Pioneer’s other subordinated debt that may be outstanding from time to time. In addition, holders of the debt securities will have a junior position to the claims of creditors, including trade creditors and tort claimants, of our subsidiaries and to all secured creditors of Pioneer with respect to the assets securing the claims of those secured creditors.

      We have summarized material provisions of the indentures and the debt securities below. This summary is not complete. We have filed the form of senior indenture and the form of subordinated indenture with the SEC as exhibits to the registration statement, and you should read the indentures for provisions that may be important to you.

      In this summary description of the debt securities, unless we state otherwise or the context clearly indicates otherwise, all references to Pioneer mean Pioneer Companies, Inc. only.

Provisions Applicable to Each Indenture

      General. The indentures do not limit the amount of debt securities that may be issued under that indenture, and do not limit the amount of other unsecured debt or securities that Pioneer may issue. Pioneer may issue debt securities under the indentures from time to time in one or more series, each in an amount authorized prior to issuance. The indentures also give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of that series.

      Pioneer conducts substantially all of its operations through subsidiaries, and those subsidiaries generate substantially all its operating income and cash flow. As a result, distributions or advances from those subsidiaries are the principal source of funds necessary to meet the debt service obligations of Pioneer. Contractual provisions or laws, as well as the subsidiaries’ financial condition and operating requirements, may limit the ability of Pioneer to obtain cash from its subsidiaries that it requires to pay its debt service obligations, including any payments required to be made under the terms of the debt securities. In addition, holders of the debt securities will have a junior position to the claims of creditors of the subsidiaries of Pioneer on their assets and earnings and to all secured creditors of Pioneer with respect to the assets securing the claims of those secured creditors.

      The indentures do not contain any covenants or other provisions designed to protect holders of the debt securities in the event Pioneer participates in a highly leveraged transaction or upon a change of control. The indentures also do not contain provisions that give holders the right to require Pioneer to repurchase their securities in the event of a decline in Pioneer’s credit ratings for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

      Terms. The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	whether the debt securities will be senior or subordinated debt securities;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	whether the debt securities will be issued in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	any right to extend or defer the interest payment periods and the duration of the extension;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for optional redemption or early repayment;

•	any sinking fund or other provisions that would require the redemption, purchase or repayment of debt securities;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples thereof;

•	whether payments on the debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

•	the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants described in this prospectus;

•	any restrictions or other provisions relating to the transfer or exchange of debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities of Pioneer or any other entity;

•	with respect to any subordinated indenture, any changes to the subordination provisions for the subordinated debt securities; and

•	any other terms of the debt securities not prohibited by the applicable indenture.

      Pioneer may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If Pioneer sells these debt securities, we will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

      If Pioneer sells any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

      Consolidation, Merger and Sale of Assets. The indentures generally permit a consolidation or merger between Pioneer and another entity. They also permit Pioneer to sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets. Pioneer has agreed, however, that it will not consolidate with or merge into any entity or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets to any entity unless:

•	immediately after giving effect to the transaction, no default or event of default would occur and be continuing or would result from the transaction; and

•	if it is not the continuing entity, the resulting entity or transferee is organized and existing under the laws of any United States jurisdiction and assumes the due and punctual payments on the debt securities and the performance of its covenants and obligations under the indenture and the debt securities.

      Upon any such consolidation or merger in which Pioneer is not the continuing entity or any such asset sale, lease, conveyance, transfer or disposition involving Pioneer, the resulting entity or transferee will be substituted for Pioneer under the applicable indenture and debt securities. In the case of an asset sale, conveyance, transfer or disposition other than a lease, Pioneer will be released from the applicable indenture.

      Events of Default. Unless we inform you otherwise in the applicable prospectus supplement, the following are events of default with respect to a series of debt securities:

•	failure to pay interest when due on that series of debt securities for 30 days;

•	failure to pay principal of or any premium on that series of debt securities when due;

•	failure to make any sinking fund payment when required for that series for 30 days;

•	failure to comply with any covenant or agreement in that series of debt securities or the applicable indenture (other than an agreement or covenant that has been included in the indenture solely for the benefit of one or more other series of debt securities) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities issued under that indenture that are affected by that failure;

•	specified events involving bankruptcy, insolvency or reorganization of Pioneer; and

•	any other event of default provided for that series of debt securities.

      A default under one series of debt securities will not necessarily be a default under another series. The indentures provide that the trustee generally must mail notice of a default or event of default of which it has actual knowledge to the registered holders of the applicable debt securities within 90 days of occurrence. However, the trustee may withhold notice to the holders of the debt securities of any default or event of default (except in any payment on the debt securities) if the trustee considers it in the interest of the holders of the debt securities to do so.

      If an event of default relating to certain events of bankruptcy, insolvency or reorganization of Pioneer occurs, the principal of and interest on all the debt securities issued under the applicable indenture will become immediately due and payable without any action on the part of the trustee or any holder. If any other event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, 25% in principal amount of all debt securities issued under the applicable indenture that are affected, voting as one class) may declare the principal of and all accrued and unpaid interest on those debt securities immediately due and payable. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the event of default (or, in some cases, of all debt securities issued under the applicable indenture that are affected, voting as one class) may in some cases rescind this accelerated payment requirement.

      A holder of a debt security of any series issued under an indenture may pursue any remedy under that indenture only if:

•	the holder gives the trustee written notice of a continuing event of default for that series;

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

•	the holders offer to the trustee indemnity satisfactory to the trustee;

•	the trustee fails to act for a period of 60 days after receipt of the request and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

      This provision does not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

      In most cases, holders of a majority in principal amount of the outstanding debt securities of a series (or of all debt securities issued under the applicable indenture that are affected, voting as one class) may direct the time, method and place of:

•	with respect to debt securities of a series, conducting any proceeding for any remedy available to the trustee and exercising any trust or power conferred on the trustee relating to or arising as a result of specified events of default; or

•	with respect to all debt securities issued under the applicable indenture that are affected, conducting any proceeding for any remedy available to the trustee and exercising any trust or power conferred on the trustee relating to or arising other than as a result of such specified events of default.

      The trustee, however, may refuse to follow any such direction that conflicts with law or the indentures, is unduly prejudicial to the rights of other holders of the debt securities, or would involve the trustee in personal liability. In addition, prior to acting at the direction of holders, the trustee will be entitled to be indemnified by those holders against any loss and expenses caused thereby.

      The indentures require Pioneer to file each year with the trustee a written statement as to its compliance with the covenants contained in the applicable indenture.

      Modification and Waiver. Each indenture may be amended or supplemented if the holders of a majority in principal amount of the outstanding debt securities of all series issued under that indenture that are affected by the amendment or supplement (acting as one class) consent to it. Without the consent of the holder of each debt security issued under the indenture and affected, however, no modification to that indenture may:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on the debt security;

•	reduce the principal of the debt security or change its stated maturity;

•	reduce any premium payable on the redemption of the debt security or change the time at which the debt security may or must be redeemed;

•	change any obligation to pay additional amounts on the debt security;

•	make payments on the debt security payable in currency other than as originally stated in the debt security;

•	impair the holder’s right to institute suit for the enforcement of any payment on the debt security;

•	make any change in the percentage of principal amount of debt securities necessary to waive compliance with certain provisions of the indenture or to make any change in the provision related to modification;

•	with respect to the subordinated indenture, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security; or

•	waive a continuing default or event of default regarding any payment on the debt securities.

      Each indenture may be amended or supplemented or any provision of that indenture may be waived without the consent of any holders of debt securities issued under that indenture in certain circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of the obligations under the indenture of Pioneer by a successor upon any merger or consolidation or asset sale, lease, conveyance, transfer or other disposition of all or substantially all of our assets, in each case as permitted under the indenture;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

•	to provide any security for, any guarantees of or any additional obligors on any series of debt securities;

•	to comply with any requirement to effect or maintain the qualification of that indenture under the Trust Indenture Act of 1939;

•	to add covenants that would benefit the holders of any debt securities or to surrender any rights Pioneer has under the indenture;

•	to add events of default with respect to any debt securities;

•	to make any change that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect; and

•	to supplement the provisions of an indenture to permit or facilitate defeasance or discharge of securities that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect.

      The holders of a majority in principal amount of the outstanding debt securities of any series (or, in some cases, of all debt securities issued under the applicable indenture that are affected, voting as one class) may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

      Defeasance. When we use the term defeasance, we mean discharge from some or all of our obligations under an indenture. If any combination of funds or government securities are deposited with the trustee under an indenture sufficient to make payments on the debt securities of a series issued under that indenture on the dates those payments are due and payable, then, at Pioneer’s option, either of the following will occur:

•	Pioneer will be discharged from its obligations with respect to the debt securities of that series (“legal defeasance”); or

•	Pioneer will no longer have any obligation to comply with the consolidation, merger and sale of assets covenant and other specified covenants relating to the debt securities of that series, and the related events of default will no longer apply (“covenant defeasance”).

      If a series of debt securities is defeased, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, the obligation of Pioneer to pay principal, premium and interest on the debt securities will also survive.

      Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

      Governing Law. New York law will govern the indentures and the debt securities.

      Trustee. If an event of default occurs under an indenture and is continuing, the trustee under that indenture will be required to use the degree of care and skill of a prudent person in the conduct of that person’s own affairs. The trustee will become obligated to exercise any of its powers under that indenture at the request of any of the holders of any debt securities issued under that indenture only after those holders have offered the trustee indemnity satisfactory to it.

      Each indenture contains limitations on the right of the trustee, if it becomes a creditor of Pioneer to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with Pioneer. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a default under the applicable indenture, unless the default has been cured, waived or otherwise eliminated within the 90-day period.

      Form, Exchange, Registration and Transfer. The debt securities will be issued in registered form, without interest coupons. There will be no service charge for any registration of transfer or exchange of the debt securities. However, payment of any transfer tax or similar governmental charge payable for that registration may be required.

      Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent Pioneer designates. The security registrar or transfer agent will effect the transfer or exchange if its requirements and the requirements of the applicable indenture are met.

      The trustee will be appointed as security registrar for the debt securities. If a prospectus supplement refers to any transfer agents Pioneer initially designates, Pioneer may at any time rescind that designation or approve a change in the location through which any transfer agent acts. Pioneer is required to maintain an office or agency for transfers and exchanges in each place of payment. Pioneer may at any time designate additional transfer agents for any series of debt securities.

      In the case of any redemption, Pioneer will not be required to register the transfer or exchange of:

•	any debt security during a period beginning 15 business days prior to the mailing of any notice of redemption or mandatory offer to repurchase and ending on the close of business on the day of mailing of such notice; or

•	any debt security that has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

      Payment and Paying Agent. Unless we inform you otherwise in a prospectus supplement, payments on the debt securities will be made in U.S. dollars at the office of the trustee and any paying agent. At Pioneer’s option, however, payments may be made by wire transfer for global debt securities or by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless we inform you otherwise in a prospectus supplement, interest payments will be made to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

      Unless we inform you otherwise in a prospectus supplement, the trustee under the applicable indenture will be designated as the paying agent for payments on debt securities issued under that indenture. Pioneer may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

      If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after the due date to the date of that payment on the next succeeding business date. For these purposes, unless we inform you otherwise in a prospectus supplement, a “business day” is any day that is not a Saturday, a Sunday or a day on which banking institutions in any of New York, New York; Houston, Texas or a place of payment on the debt securities of that series is authorized or obligated by law, regulation or executive order to remain closed.

      Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

      Notices. Any notice required by the indentures to be provided to holders of the debt securities will be given by mail to the registered holders at the addresses as they appear in the security register.

      Replacement of Debt Securities. Pioneer will replace any debt securities that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated debt securities or evidence of the loss, theft or destruction satisfactory to Pioneer and the trustee. In the case of a lost, stolen or destroyed debt security, indemnity satisfactory to the trustee and Pioneer may be required at the expense of the holder of the debt securities before a replacement debt security will be issued.

      Book-Entry Debt Securities. The debt securities of a series may be issued in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. Global debt securities may be issued in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Provisions Applicable Solely to Subordinated Debt Securities

      Subordination. Under the subordinated indenture, payment of the principal of and any premium and interest on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt, as described below. Unless we inform you otherwise in the prospectus supplement, Pioneer may not make any payment of principal of or any premium or interest on the subordinated debt securities if it fails to pay the principal, interest, premium or any other amounts on any Senior Debt when due.

      The subordination does not affect Pioneer’s obligation, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the subordinated indenture.

      The subordinated indenture does not limit the amount of Senior Debt that Pioneer may incur. As a result of the subordination of the subordinated debt securities, if Pioneer becomes insolvent, holders of subordinated debt securities may receive less on a proportionate basis than other creditors.

      Unless we inform you otherwise in a prospectus supplement, “Senior Debt” will mean all debt, including guarantees, of Pioneer, unless the debt states that it is not senior to the subordinated debt securities or other junior debt of Pioneer. Senior Debt with respect to a series of subordinated debt securities could include other series of debt securities issued under a subordinated indenture.

DESCRIPTION OF CAPITAL STOCK

      The following description of Pioneer’s common stock, preferred stock, Fourth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”) is a summary only and is subject to the complete text of Pioneer’s Certificate of Incorporation and Bylaws, which we have filed as exhibits to the registration statement. You should read those documents for provisions that may be important to you.

      Pioneer Companies, Inc. is authorized to issue 50 million shares of common stock, par value $0.01 per share, and ten million shares of preferred stock, par value $0.01 per share. As of August 20, 2004, there were 10,048,628 shares of Pioneer common stock outstanding and no shares of Pioneer preferred stock outstanding.

Common Stock

Voting Rights

      Except as otherwise required by law and except as expressly provided in the Certificate of Incorporation or in any resolution or resolutions adopted by Pioneer’s board of directors pursuant to authority expressly vested in it with respect to the preferred stock, the holders of common stock have the exclusive voting rights for the election of directors and for all other purposes, each holder of common stock is entitled to one vote for each share thereof held by such holder. Directors are elected by a plurality vote of the stockholders present in person or by proxy and entitled to vote on the election of directors. All other matters (except where otherwise provided by law or the Certificate of Incorporation) are approved by a majority vote of the stockholders present in person or by proxy and entitled to vote thereon. There are no cumulative voting rights. Accordingly, holders of a majority of the total votes entitled to vote in an election of directors will be able to elect all of the directors standing for election.

      Pioneer’s board of directors will designate the voting power of holders of preferred stock, in the resolutions creating the series of preferred stock. Pioneer’s board of directors does not have the power to issue any non-voting equity securities.

Liquidation Preferences

      If Pioneer is liquidated, dissolved or wound up, the holders of common stock will be entitled to receive distributions only after satisfaction of all of Pioneer’s liabilities and the prior rights of any outstanding class of preferred stock. If Pioneer is liquidated, dissolved or wound up, Pioneer’s assets legally available after satisfaction of all of Pioneer’s liabilities and the prior rights of preferred stock will be distributed to the holders of common stock pro rata on a per share basis.

Dividends

      Holders of common stock are entitled to receive dividends that may be declared from time to time by the board of directors of Pioneer out of funds legally available for dividends. The rights of the holders of common stock to dividends are subject to the dividend and liquidation rights of any preferred stock that may be issued and to any dividend restrictions contained in debt agreements.

Other Rights

      Holders of common stock have no conversion rights. In addition, under the Certificate of Incorporation, holders of common stock have no preemptive or other subscription rights to purchase additional shares of common stock or other securities, nor are they entitled to the benefits of any redemption or sinking fund provisions. The common stock is not assessable.

Modification

      Any changes to the Certificate of Incorporation inconsistent with the purpose and intent of the following provisions require the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote in an election of directors:

•	the provisions establishing the terms of the common stock and preferred stock, as set forth in Article IV of the Certificate of Incorporation;

•	the provisions regarding the management of the business of Pioneer by its board of directors, the number of directors constituting Pioneer’s board of directors and the applicability of the Certificate of Incorporation to directors elected by holders of any series of preferred stock, voting separately as a class, as set forth in Article VIII of the Certificate of Incorporation; or

•	the provisions regarding the power of the board of directors to amend the Bylaws, as set forth in Article IX of the Certificate of Incorporation.

Trading

      Pioneer’s common stock is quoted on the OTC Bulletin Board under the symbol “PONR.”

Preferred Stock

      Pioneer’s board of directors has authority, without stockholder approval, to issue up to ten million shares of preferred stock in one or more series and to fix the number of shares and terms of each such series. Pioneer’s board of directors, by resolution prior to the issuance of any shares of a series of preferred stock, may determine the designation and other terms of such series, including dividend rights, conversion rights, voting powers, redemption rights, sinking funds, liquidation preferences and other preferences and special rights.

      The prospectus supplement relating to any series of preferred stock Pioneer is offering will include specific terms relating to the offering and the name of any transfer agent for that series. We will file the form of the preferred stock with the SEC before we issue any of it, and you should read it for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

•	the title of the preferred stock;

•	the maximum number of shares of the series;

•	the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

•	any liquidation preference;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to redeem or purchase the preferred stock;

•	any terms for the conversion or exchange of the preferred stock for other securities of us or any other entity;

•	voting powers; and

•	any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

      One of the consequences of the shares of authorized but unissued common stock and undesignated preferred stock may be to enable Pioneer’s board of directors to make more difficult or to discourage an attempt to obtain control of Pioneer. If, in the exercise of its fiduciary obligations, Pioneer’s board of directors were to determine that a change in control of Pioneer was not in the best interest of Pioneer’s existing stockholders, the board could authorize the issuance of those shares without stockholder approval. The shares could be issued in one or more transactions that might delay, defer or prevent or make the completion of the change of control transaction more difficult or costly by:

•	diluting the voting or other rights of the proposed acquiror or insurgent stockholder group;

•	creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board; and

•	effecting an acquisition that might complicate or preclude the change of control.

      The Certificate of Incorporation grants Pioneer’s board of directors broad power to establish the rights and preferences of the authorized and unissued preferred stock. The issuance of shares of preferred stock may adversely affect the rights of the holders of common stock. For example, any preferred stock issued may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock may discourage or impede bids for common stock or may otherwise adversely affect the market price of the common stock or any existing preferred stock.

      The board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which Pioneer securities are traded.

Provisions of Delaware Law and Pioneer’s Charter and Bylaws

Limitation of Liability of Directors

      Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission. Pioneer’s Certificate of Incorporation limits the liability of its directors to Pioneer or its stockholders. Specifically, Pioneer’s directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to Pioneer or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the General Corporation Law of the State of Delaware (the “DGCL”); or

•	for any transaction from which the director derived an improper personal benefit.

      This provision in the Certificate of Incorporation limiting the liability of directors may reduce the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Pioneer and its stockholders. Pioneer’s Bylaws provide indemnification to its officers and directors to the maximum extent permitted by law, and Pioneer has entered into agreements with each of its directors providing for indemnification.

Stockholder Action by Written Consent; Amendment of the Bylaws; Special Meetings of Stockholders

      Any action that is required or permitted to be taken by our stockholders at any annual or special meeting may be effected by the written consent of stockholders having not less than the minimum number of votes necessary to authorize or take such action in lieu of a meeting of stockholders.

      Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. Pioneer’s Certificate of Incorporation and Bylaws grant our board the power to adopt, amend, alter or repeal the Bylaws at any regular or special meeting of the board on the affirmative vote of a majority of the directors then in office. Pioneer stockholders may adopt, amend, alter or repeal the Bylaws but only at any regular or special meeting of stockholders by an affirmative vote of holders of a majority of the voting power of Pioneer’s capital stock present at the meeting or by unanimous written consent.

      Pioneer’s Certificate of Incorporation provides that its president must call a special meeting of stockholders at the request of a majority of the outstanding shares of capital stock entitled to vote at such meeting.

Delaware Antitakeover Law

      Pioneer has elected in its Certificate of Incorporation not to be governed by Section 203 of the DGCL.

Transfer Agent and Registrar

      American Stock Transfer & Trust Company is the transfer agent and registrar for Pioneer’s common stock.

DESCRIPTION OF WARRANTS

      Pioneer may issue warrants to purchase debt securities, common stock, preferred stock, rights, other securities or any combination of the foregoing, of Pioneer or any other entity. Pioneer may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. Pioneer will issue warrants under one or more warrant agreements between it and a warrant agent that we will name in the prospectus supplement.

      The prospectus supplement relating to any warrants Pioneer is offering will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the debt securities, common stock, preferred stock, rights or other securities purchasable upon exercise of the warrants, and procedures by which the number of securities purchasable may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time; and

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

PLAN OF DISTRIBUTION

      We may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers or through agents. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the purchase price of the securities from us and, if the purchase price is not payable in U.S. dollars, the currency or composite currency in which the purchase price is payable;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	the initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

      If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

      During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

      If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

      The aggregate maximum compensation that members of the NASD or independent broker-dealers will receive in connection with the sale of any securities pursuant to this registration statement will not be greater than 8% of the gross proceeds of such sale.

Direct Sales and Sales Through Agents

      We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

      We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

      If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing

      We may offer and sell any of the securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise, by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act of 1933.

Derivative Transactions

      We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in these sale transactions will be underwriters and will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

General Information

      We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may engage in transactions with us or perform services for us in the ordinary course of their businesses.

      The securities may or may not be listed on a national securities exchange. We cannot assure you that there will be a market for the securities.

LEGAL MATTERS

      The validity of the offered securities and other matters in connection with any offering of the securities will be passed upon for us by Baker Botts L.L.P., Houston, Texas, our outside counsel. Any underwriters will be advised about legal matters relating to any offering by their own legal counsel.

EXPERTS

      The consolidated balance sheets of Pioneer Companies, Inc. and subsidiaries (“Pioneer”) as of December 31, 2003 and 2002 (Successor Company balance sheets) and the related consolidated statements of operations, stockholders’ equity (deficiency in assets) and cash flows for each of the years ended December 31, 2003 and 2002 (Successor Company operations), and the year ended December 31, 2001 (Predecessor Company operations) included in Pioneer’s Annual Report on Form 10-K for the year ended December 31, 2003, and incorporated by reference in this Registration Statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion and includes 1) an explanatory paragraph referring to the application of fresh start accounting in accordance with AICPA Statement of Position 90-7 “Financial Reporting for Entities in Reorganization Under the Bankruptcy Code” and the lack of comparability of financial information between reporting periods, and 2) an emphasis paragraph related to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” on January 1, 2002), and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

      The following table sets forth expenses payable by Pioneer in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$12,670
Printing expenses	10,000
Legal fees and expenses	30,000
Accounting fees and expenses	25,000
Fees and expenses of trustee and counsel	25,000
Miscellaneous	7,330

Total	$110,000

Item 15.	Indemnification of Directors and Officers

Delaware General Corporation Law

      Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

      Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation) and except that no indemnification shall be made in respect of any claim issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

      Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

      Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by the board of directors by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum or (3) if such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs by independent legal counsel in a written opinion or (4) by the stockholders.

      Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it ultimately is determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

      Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

      Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

      Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Fourth Amended and Restated Certificate of Incorporation

      The Fourth Amended and Restated Certificate of Incorporation of Pioneer provides that a director of Pioneer shall not be personally liable to Pioneer or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Pioneer or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Amended and Restated Bylaws

      The Amended and Restated Bylaws (the “Bylaws”) of Pioneer provide that Pioneer shall, to the maximum extent permitted from time to time under the law, indemnify every person who is or was a party or is or was threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of Pioneer or is or was serving at the request of Pioneer as a director, officer or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

      Expenses incurred by a director or officer of Pioneer in defending a civil or criminal action, suit or proceeding shall be paid by Pioneer upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by Pioneer as authorized in the Bylaws. Such expenses incurred by other employees and agents of Pioneer and other persons eligible for indemnification under the Bylaws may be paid upon such terms and conditions, if any, as the board of directors deems appropriate.

      No amendment, modification or repeal of the indemnification provisions of the Bylaws shall in any manner terminate, reduce or impair the right of any past, present or future director or officer of Pioneer or other persons eligible for indemnification under the Bylaws to be indemnified by Pioneer, nor the obligation of Pioneer to indemnify any such director or officer of Pioneer and other persons eligible for indemnification under the Bylaws under and in accordance with the provisions of the Bylaws as in effect immediately prior to such amendment, modification or repeal with respect to claims arising, in whole or in part, from a state of facts extant on the date of, or relating to matters occurring prior to, such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Indemnification Agreements

      Pioneer has entered into indemnification agreements (the “Indemnification Agreements”) with each of its directors. The Indemnification Agreements provide that Pioneer shall indemnify the director when the director was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Pioneer), by reason of the fact that he was a director, officer, employee or agent of Pioneer, or is or was serving at the request of Pioneer as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Pioneer, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

      In addition, the Indemnification Agreements provide that Pioneer shall indemnify the director when the director was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Pioneer to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of Pioneer, or is or was serving at the request of Pioneer as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of Pioneer and except that no indemnification shall be made in respect of any claim, issue or matter as to which the director shall have been adjudged to be liable to Pioneer unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the director is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The Indemnification Agreements also provide certain procedures regarding the right to indemnification and the advancement of expenses.

Insurance

      Pioneer has obtained a policy of liability insurance to insure its officers and directors against losses resulting from certain acts or omissions committed by them in their capacities as officers and directors of Pioneer.

      The above discussion of Section 145 of the DGCL, Pioneer’s Certificate of Incorporation and Bylaws and the Indemnification Agreements is not intended to be exhaustive and is respectively qualified in its entirety by reference to the DGCL, the Certificate of Incorporation and the Bylaws of Pioneer and such agreements, each as amended.

Item 16.     Exhibits†

Exhibit
No.		Description

2.1*	—	Pioneer Companies, Inc. Amended Joint Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code (incorporated by reference to Exhibit 2.1 to Pioneer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
2.2*	—	Order Approving Disclosure Statement, dated September 21, 2001 (incorporated by reference to Exhibit 2.2 to Pioneer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
2.3*	—	Order Confirming Joint Plan of Reorganization, dated November 28, 2001 (incorporated by reference to Exhibit 2.4 to Pioneer’s Current Report on Form 8-K filed on December 28, 2001).
2.4*	—	Asset Purchase Agreement, dated as of May 14, 1997, by and between OCC Tacoma, Inc. and Pioneer Companies, Inc. (incorporated by reference to Exhibit 2 to Pioneer’s Current Report on Form 8-K filed on July 1, 1997).
2.5*	—	Asset Purchase Agreement, dated as of September 22, 1997, between PCI Chemicals Canada Inc. (“PCICC”), PCI Carolina, Inc. and Pioneer Companies, Inc. and ICI Canada Inc., ICI Americas, Inc. and Imperial Chemical Industries plc (incorporated by reference to Exhibit 2 to Pioneer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1997).
2.6*	—	First Amendment to Asset Purchase Agreement, dated as of October 31, 1997, between PCICC, PCI Carolina, Inc. and Pioneer Companies, Inc. and ICI Canada Inc., ICI Americas, Inc. and Imperial Chemical Industries plc (incorporated by reference to Exhibit 2 to Pioneer’s Current Report on Form 8-K filed on November 17, 1997).
4.1*	—	Fourth Amended and Restated Certificate of Incorporation of Pioneer Companies, Inc. (incorporated by reference to Exhibit 3.1 to Pioneer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
4.2*	—	Amended and Restated By-laws of Pioneer Companies, Inc. (incorporated by reference to Exhibit 3.2 to Pioneer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
4.3*	—	Specimen Pioneer Companies, Inc. Stock Certificate (incorporated by reference to Exhibit 4.1 to Pioneer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
4.4	—	Form of Indenture relating to the senior debt securities of Pioneer.
4.5	—	Form of Indenture relating to the subordinated debt securities of Pioneer.
5	—	Opinion of Baker Botts L.L.P. with respect to the legality of the securities offered hereby.
12.1	—	Computation of ratio of earnings to fixed charges for each of the years in the five year period ended December 31, 2003 and for the six months ended June 30, 2004.
23.1	—	Consent of Deloitte & Touche LLP.
23.2	—	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
24.1	—	Power of Attorney (included on signature page).

†	Pioneer will file as an exhibit to a Current Report on Form 8-K (i) any underwriting, remarketing or agency agreement relating to the securities offered hereby, (ii) the instruments setting forth the terms of any debt securities, preferred stock or warrants, (iii) any additional required opinions of counsel with respect to legality of the securities offered hereby, (iv) any required opinion of counsel to Pioneer as to certain tax matters relative to the securities offered hereby or (v) any Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the applicable trustee.

*	Incorporated by reference as indicated.

Item 17.     Undertakings

      (a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the

Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (d) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee under an Indenture to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 (the “Act”) in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 9, 2004.

PIONEER COMPANIES, INC.

By:	/s/ MICHAEL Y. MCGOVERN

Michael Y. McGovern
President and Chief Executive Officer

POWER OF ATTORNEY

      Each person whose signature appears below appoints Kent R. Stephenson and Gary L. Pittman, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent or agents, each of whom shall be authorized to act with or without the other, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in his or her capacity as a director or officer or both, as the case may be, of Pioneer Companies, Inc., to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement of the type contemplated by Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), and all documents or instruments necessary or appropriate to enable Pioneer Companies, Inc. to comply with the Securities Act, and to file the same with the Securities and Exchange Commission, with full power and authority to each of said attorneys-in-fact and agents to do and perform in the name and on behalf of each such director or officer, or both, as the case may be, each and every act whatsoever that is necessary, appropriate or advisable in connection with any or all of the above-described matters and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on September 9, 2004.

Signature	Title

/s/ MICHAEL Y. MCGOVERN Michael Y. McGovern	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ GARY L. PITTMAN Gary L. Pittman	Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ CARL MONTICONE Carl Monticone	Vice President and Controller (Principal Accounting Officer)

/s/ DAVID N. WEINSTEIN David N. Weinstein	Chairman of the Board of Directors

/s/ MARVIN E. LESSER Marvin E. Lesser	Director

Signature	Title

/s/ GARY L. ROSENTHAL Gary L. Rosenthal	Director

/s/ CHARLES L. MEARS Charles L. Mears	Director

EXHIBIT INDEX†

Exhibit
No.		Description

2.1*	—	Pioneer Companies, Inc. Amended Joint Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code (incorporated by reference to Exhibit 2.1 to Pioneer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
2.2*	—	Order Approving Disclosure Statement, dated September 21, 2001 (incorporated by reference to Exhibit 2.2 to Pioneer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
2.3*	—	Order Confirming Joint Plan of Reorganization, dated November 28, 2001 (incorporated by reference to Exhibit 2.4 to Pioneer’s Current Report on Form 8-K filed on December 28, 2001).
2.4*	—	Asset Purchase Agreement, dated as of May 14, 1997, by and between OCC Tacoma, Inc. and Pioneer Companies, Inc. (incorporated by reference to Exhibit 2 to Pioneer’s Current Report on Form 8-K filed on July 1, 1997).
2.5*	—	Asset Purchase Agreement, dated as of September 22, 1997, between PCI Chemicals Canada Inc. (“PCICC”), PCI Carolina, Inc. and Pioneer Companies, Inc. and ICI Canada Inc., ICI Americas, Inc. and Imperial Chemical Industries plc (incorporated by reference to Exhibit 2 to Pioneer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1997).
2.6*	—	First Amendment to Asset Purchase Agreement, dated as of October 31, 1997, between PCICC, PCI Carolina, Inc. and Pioneer Companies, Inc. and ICI Canada Inc., ICI Americas, Inc. and Imperial Chemical Industries plc (incorporated by reference to Exhibit 2 to Pioneer’s Current Report on Form 8-K filed on November 17, 1997).
4.1*	—	Fourth Amended and Restated Certificate of Incorporation of Pioneer Companies, Inc. (incorporated by reference to Exhibit 3.1 to Pioneer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
4.2*	—	Amended and Restated By-laws of Pioneer Companies, Inc. (incorporated by reference to Exhibit 3.2 to Pioneer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
4.3*	—	Specimen Pioneer Companies, Inc. Stock Certificate (incorporated by reference to Exhibit 4.1 to Pioneer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
4.4	—	Form of Indenture relating to the senior debt securities of Pioneer.
4.5	—	Form of Indenture relating to the subordinated debt securities of Pioneer.
5	—	Opinion of Baker Botts L.L.P. with respect to the legality of the securities offered hereby.
12.1	—	Computation of ratio of earnings to fixed charges for each of the years in the five year period ended December 31, 2003 and for the six months ended June 30, 2004.
23.1	—	Consent of Deloitte & Touche LLP.
23.2	—	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
24.1	—	Power of Attorney (included on signature page).

†	Pioneer will file as an exhibit to a Current Report on Form 8-K (i) any underwriting, remarketing or agency agreement relating to the securities offered hereby, (ii) the instruments setting forth the terms of any debt securities, preferred stock or warrants, (iii) any additional required opinions of counsel with respect to legality of the securities offered hereby, (iv) any required opinion of counsel to Pioneer as to certain tax matters relative to the securities offered hereby or (v) any Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the applicable trustee.

*	Incorporated by reference as indicated.